                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY










                                 ASSET AND STOCK


                               PURCHASE AGREEMENT


                                  BY AND AMONG


                            TUFCO TECHNOLOGIES, INC.,


                                   TUFCO, L.P.


                                       AND


                                  TRIMACO, LLC


                          DATED AS OF FEBRUARY 21, 2003

                                TABLE OF CONTENTS

                                                                           Page
ARTICLE I DEFINITIONS........................................................1

   1.1.  Specific Definitions................................................1
   1.2.  Other Terms.........................................................5
   1.3.  Other Definitional Provisions.......................................5

ARTICLE II PURCHASE AND SALE OF THE BUSINESS.................................6

   2.1.  Purchase and Sale of Assets.........................................6
   2.2.  Excluded Assets.....................................................7
   2.3.  Assumed Liabilities.................................................7
   2.4.  Excluded Liabilities................................................8
   2.5.  Purchase Price......................................................8
   2.6.  Closing; Delivery and Payment.......................................9
   2.7.  Purchase Price Adjustment...........................................9
   2.8.  Taxes and Fees.....................................................11
   2.9.  Allocation of Purchase Price.......................................11
   2.10. Nonassignability of Assets.........................................11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS.......................12

   3.1.  Organization and Authority of Sellers..............................12
   3.2.  Financial Information..............................................12
   3.3.  Foremost Shares....................................................12
   3.4.  Absence of Certain Changes or Events...............................13
   3.5.  Title to Assets; Absence of Liens and Encumbrances, etc. ..........13
   3.6.  Condition of Transferred Assets....................................13
   3.7.  Litigation.........................................................13
   3.8.  Compliance with Law................................................13
   3.9.  Contracts..........................................................13
   3.10. Consents and Approvals.............................................14
   3.11. Collective Bargaining Agreements...................................14
   3.12. ERISA Plans........................................................14
   3.13. Intellectual Property..............................................14
   3.14. Brokers and Finders................................................15
   3.15. Environmental Matters..............................................15
   3.16. Taxes of Foremost..................................................15
   3.17. No Other Representations or Warranties.............................15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER..........................15
   4.1.  Organization and Authority of Buyer................................15
   4.2.  Brokers and Finders................................................16
   4.3.  Financial Capability...............................................16
   4.4.  Securities Matters.................................................16
   4.5.  Condition of Transferred Assets....................................16

ARTICLE V CERTAIN COVENANTS AND AGREEMENTS OF SELLERS AND BUYER.............17

   5.1.  Access and Information.............................................17
   5.2.  Registrations, Filings and Consents................................17
   5.3.  Conduct of Business................................................17
   5.4.  Employee Matters...................................................18
   5.5.  Best Efforts.......................................................19
   5.6.  Books; Records.....................................................19
   5.7.  Closing Date Financial Information.................................19
   5.8.  Further Assurances.................................................19
   5.9.  Compliance with WARN, etc. ........................................20
   5.10. Transitional Services..............................................20
   5.11. Sale of Manning Facility...........................................20
   5.12. Assistance in Collecting Certain Amounts...........................20
   5.13. Confidentiality....................................................21
   5.14. Insurance..........................................................21

ARTICLE VI CONDITIONS TO THE PURCHASE AND SALE..............................21

   6.1.  Conditions to the Purchase and Sale Relating to Buyer..............21
   6.2.  Conditions to the Purchase and Sale Relating to Sellers............22

ARTICLE VII AMENDMENT AND WAIVER............................................23

   7.1.  Amendment and Modification.........................................23
   7.2.  Waiver.............................................................23

ARTICLE VIII SURVIVAL AND INDEMNIFICATION...................................23

   8.1.  Survival of Representations and Warranties; Knowledge of Breach....23
   8.2.  Indemnification....................................................24
   8.3.  Method of Asserting Claims, etc. ..................................25
   8.4.  Indemnification Limitations........................................26
   8.5.  Liability for Taxes of Foremost and Related Matters................27

ARTICLE IX MISCELLANEOUS....................................................30

   9.1.  Right to Terminate.................................................30
   9.2.  Effect of Termination..............................................30
   9.3.  Return of Information..............................................31
   9.4.  Expenses...........................................................31
   9.5.  Public Disclosure..................................................31
   9.6.  Assignment.........................................................31
   9.7.  Entire Agreement...................................................31
   9.8.  Schedules..........................................................31
   9.9.  Counterparts.......................................................32
   9.10. Section Headings...................................................32
   9.11. Notices............................................................32
   9.12. Governing Law......................................................33
   9.13. Bulk Sales Laws....................................................33
   9.14. Illegality.........................................................33

                                   ATTACHMENTS


                                    EXHIBITS

Exhibit A                       Form of Escrow Agreement
Exhibit B                       Form of Letter Agreement


                                    SCHEDULES

Schedule 2.1(b)                 Fixtures and Equipment
Schedule 2.1(c)                 Assumed Intellectual Property
Schedule 2.1(f)                 Computer Equipment
Schedule 2.2(e)                 Excluded Intellectual Property
Schedule 2.2(h)                 Other Excluded Assets
Schedule 2.3(i)                 Assumed Claims
Schedule 2.7(d)                 Estimated Closing Working Capital
Schedule 2.9                    Purchase Price Allocation
Schedule 3.4                    Absence of Changes
Schedule 3.5                    Liens
Schedule 3.7                    Litigation
Schedule 3.8                    Compliance with Law
Schedule 3.9                    Contracts
Schedule 3.10                   Consents
Schedule 3.11                   Collective Bargaining Agreements
Schedule 3.12(a)                Benefit Plans
Schedule 3.13(a)                Intellectual Property
Schedule 3.13(b)                Liens on Intellectual Property
Schedule 3.15                   Environmental Matters
Schedule 3.16                   Taxes of Foremost
Schedule 5.4                    Employees
Schedule 6.1(e)                 Required Consents

                       ASSET AND STOCK PURCHASE AGREEMENT


              THIS IS AN ASSET AND STOCK PURCHASE AGREEMENT, dated as of February 21, 2003, by and among TUFCO TECHNOLOGIES, INC., a Delaware corporation ("Parent"), TUFCO, L.P., a Delaware limited partnership ("Tufco LP" and, together with Parent, "Sellers") and TRIMACO, LLC, a Missouri limited liability company ("Buyer").

                                   BACKGROUND

              A. Parent is the beneficial and record owner of all of the issued and outstanding capital stock (the "Foremost Shares") of Foremost Manufacturing, Inc., a Missouri corporation ("Foremost").

              B. Sellers are engaged at the Manning Facility and the Saint Louis Office (as hereinafter defined) in the business of manufacturing, distributing and selling paint sundry products to national retailers, local merchants, professional paint stores and buying cooperatives through their Paint Sundries Division (the "Business").

              C. Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase from Sellers, substantially all of the assets comprising the Business, defined herein as the Transferred Assets, and Buyer desires to assume certain of the liabilities of the Business, defined herein as the Assumed Liabilities, as more specifically provided herein.

              D. The members of Buyer (and certain related persons) have agreed to unconditionally guarantee certain obligations of Buyer hereunder pursuant to a guarantee being executed and delivered to Sellers on the date hereof.

                                      TERMS

              THEREFORE, in consideration of the mutual covenants and undertakings contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         1.1. Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

              "Accounts Receivable" shall mean all amounts owed to Sellers as of the Closing Date by third parties that are attributable to the Business.

              "Affiliate" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made; provided, however, that for purposes of this Agreement, "Affiliate" shall not include Bradford Venture Partners, L.P., Bradford Ventures Ltd., Bradford Investment Partners, L.P. Bradford Associates,

Bradford Equities Fund L.P., Bradford Equities Fund III, L.P., Bradford Equities Management, L.L.C., Bradford Associates Management Corp., Bradford Investors, L.P., Bradford Management LLC, Overseas Equity Investors Ltd., Overseas Equity Investors Partners, Bessemer Trust Company, Bessemer Securities Corporation, or any of their respective successors, subsidiaries, employees, officers, directors, members, partners, stockholders, affiliates, agents or legal representatives. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  "Agreement" shall mean this Agreement and all exhibits and schedules hereto.

                  "Allocation" shall have the meaning set forth in Section 2.9.

                  "Assumed Liabilities" shall have the meaning set forth in
Section 2.3.

                  "Audited Financial Statements" means the Balance Sheet contained in Seller's Consolidated Financial Statements as of September 30, 2002.

                  "Benefit Plans" shall have the meaning set forth in Section 3.12(a).

                  "Books and Records" shall mean all books, ledgers, files, reports, plans and operating records related exclusively to the Transferred Assets.

                  "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

                  "Buyer" shall have the meaning set forth in the Preamble.

                  "Buyer Deductible" shall have the meaning set forth in Section 8.4(a)(iii).

                  "Buyer Indemnified Party" shall have the meaning set forth in
Section 8.2(a).

                  "Buyer Indemnifying Party" shall have the meaning set forth in
Section 8.2(b).

                  "Closing" shall have the meaning set forth in Section 2.6(a).

                  "Closing Date" shall have the meaning set forth in Section 2.6(a).

                  "Closing Working Capital" shall mean, for the Business as of the close of business on the Closing Date, Accounts Receivable and Inventory, less trade payables and Other Accruals prepared in accordance with GAAP applied consistent with the Audited Financial Statements.

                  "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Confidentiality Agreement" shall mean the Confidentiality Agreements by and between Buyer and Sellers.

                  "Consents" shall have the meaning set forth in Section 3.10.

                  "Continuation Coverage" shall have the meaning set forth in
Section 5.4(c).

                  "Contracts" shall have the meaning set forth in Section 3.9.

                  "Employees" shall have the meaning set forth in Section
5.4(a).

                  "Encumbrances" shall mean any liens, charges, encumbrances, security interests, or restriction of any kind, including any restriction on voting, use, transfer, receipt of income, or exercise of any other attribute of ownership.

                  "Environmental Law" shall mean any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any governmental entity (a) relating to the protection of the environment (including air, water, soil and natural resources), or (b) the use, storage, handling, release or disposal of Hazardous Substances, in each case as presently in effect.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" shall mean J.P. Morgan Trust Company, National Association.

                  "Escrow Agreement" shall mean the Escrow Agreement to be entered into by and among the Escrow Agent, Buyer and Sellers in the form attached hereto as Exhibit A.

                  "Escrow Amount" shall mean $500,000.

                  "Excluded Assets" shall have the meaning set forth in Section 2.2.

                  "Final Working Capital Statement" means the determination of the Closing Working Capital that is final and binding on the parties, either through agreement by the parties or through the action of the Independent Accounting Firm as provided in Section 2.7.

                  "Financial Statements" shall have the meaning set forth in
Section 3.2.

                  "Fixtures and Equipment" shall mean all furniture, fixtures, furnishings, machinery, vehicles, equipment and other tangible personal property exclusively used in the operation of the Business and located at the Manning Facility and the Saint Louis Office, other than any Excluded Assets.

                  "Foremost" shall have the meaning set forth in the Preamble.

                  "Foremost Shares" shall have the meaning set forth in the Preamble.

                  "GAAP" shall mean generally accepted accounting principles in the United States.

                  "Group Health Plans" shall have the meaning set forth in
Section 5.4(c).

                  "Hazardous Substances" shall mean any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law including petroleum or any derivative or by-products thereof.

                  "Indemnified Party" shall mean a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be.

                  "Indemnifying Party" shall mean the Buyer Indemnifying Party or the Seller Indemnifying Party, as the case may be.

                  "Independent Accounting Firm" shall mean Deloitte & Touche
LLP.

                  "Initial Working Capital Statement" shall have the meaning set forth in Section 2.7(a).

                  "Intellectual Property" shall mean patents, patent applications, inventions, invention disclosures, trade secrets, formulas, know-how, registered and unregistered trademarks, service marks, trade names, trade dress, logos and any similar proprietary rights.

                  "Inventory" shall mean all inventory, including raw materials, work in process, finished products and shipments in transit, related exclusively to the Business.

                  "Letter Agreement" shall have the meaning set forth in Section 6.1(i).

                  "Losses" shall have the meaning set forth in Section 8.2(a).

                  "Manning Facility" shall mean the manufacturing and distribution facility of the Business located in Manning, South Carolina.

                  "Manning Facility Purchase Agreement" shall have the meaning set forth in Section 5.11.

                  "Material Adverse Effect" shall mean a material adverse effect on the Transferred Assets or operation of the Business taken as a whole.

                  "Notice" shall have the meaning set forth in Section 8.3(a).

                  "Notice of Disagreement" shall have the meaning set forth in
Section 2.7(b).

                  "Other Accruals" shall mean accrued rebates, sales commissions, accrued but unpaid vacation pay for Employees and property taxes that are attributable to the Business.

                  "Parent" shall have the meaning set forth in the Preamble.

              "Permitted Encumbrances" shall have the meaning set forth in
Section 3.5.

              "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a government or any agency or political subdivision thereof or any other entity or organization.

              "Purchase Price" shall have the meaning set forth in Section 2.5.

              "Saint Louis Office" shall mean the sales office of the Business located in St. Louis, Missouri.

              "Sellers" shall have the meaning set forth in the Preamble.

              "Seller Deductible" shall have the meaning set forth in Section 8.4(a)(i).

              "Seller Indemnified Party" shall have the meaning set forth in
Section 8.2(b). "Seller Indemnifying Party" shall have the meaning set forth in
Section 8.2(a).

              "Tax" or "Taxes" shall mean all federal, state, local or foreign income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

              "Tax Returns" shall mean all Federal, state and local reports and returns required to be filed with respect to Taxes.

              "Termination Fee" shall have the meaning set forth in Section 9.2(b).

              "Third Party Claim" shall have the meaning set forth in Section 8.3(a).

              "Transferred Assets" shall have the meaning set forth in Section 2.1.

              "Transitional Services Agreement" shall have the meaning set forth in Section 5.10.

              "Tufco LP" shall have the meaning set forth in the Preamble.

              "WARN" shall mean the Worker Adjustment and Retraining Notification Act.

         1.2. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

         1.3. Other Definitional Provisions.

              (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

              (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

              (c) Whenever the word "include," "includes," or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation."

              (d) Whenever a representation or warranty is stated to be based on the "knowledge of Sellers", the "Sellers' knowledge" or a similar qualification, such phrase refers to whether any of Sellers' Senior Management (as hereafter defined) has actual knowledge of the matters involved. For purposes of this Agreement, the Sellers' "Senior Management" consists of Louis LeCalsey, III and Michael B. Wheeler.


                                   ARTICLE II

                        PURCHASE AND SALE OF THE BUSINESS

         2.1. Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers agree to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Sellers, all of Sellers' right, title and interest in and to the assets and properties of Sellers of every type and description that are currently exclusively used in the operation of the Business, whether tangible or intangible, real, personal or mixed, except for the Excluded Assets (the "Transferred Assets"), including, without limitation, all of Sellers' right, title and interest in the following:

              (a) all Accounts Receivable;

              (b) the Fixtures and Equipment set forth on Schedule 2.1(b);

              (c) the Intellectual Property listed in Schedule 2.1(c) and used exclusively in the Business;

              (d) all Contracts;

              (e) any Books and Records;

              (f) all computer hardware, stored data, owned computer software documentation, including source code and the systems documentation listed in
Schedule 2.1(f);

              (g) any Inventory;

              (h) any government licenses, permits and approvals issued to either Seller with respect to the Business to the extent their transfer is permitted by law;

              (i) all goodwill exclusively related to the Business; and

              (j) the Foremost Shares.

              Notwithstanding anything to the contrary contained in this Agreement, Sellers may retain copies of any Contract, Books and Records or any other document or materials.

         2.2. Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, Sellers shall retain all of their right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Transferred Assets shall not include, the following assets and properties (such retained assets and properties being herein collectively referred to as the "Excluded Assets"):

              (a) all (i) cash, including bank balances and bank accounts, monies in possession of any banks, savings and loans or trust companies and similar cash items on hand on the Closing Date, and (ii) investment securities and other short- and medium-term investments of the Business;

              (b) all Tax Returns of Sellers;

              (c) all licensed software and any computer hardware, stored data, owned computer software documentation, including source code and systems documentation, not listed in Schedule 2.1(f);

              (d) the Manning Facility and the Manning Facility Purchase Agreement;

              (e) the Intellectual Property listed in Schedule 2.2(e);

              (f) any rights or benefits pursuant to any of Sellers' insurance policies (intercompany, self-insurance or otherwise);

              (g) any causes of action, lawsuits, judgments, claims and demands of any nature that (i) arose out of or relate to events that occurred on or prior to the Closing that are related to the Business or (ii) arose or arise or relate to events that occur or occurred prior to or following the Closing if related to any of the Excluded Assets or Excluded Liabilities, in each case (i) and (ii), whether arising by way of counterclaim or otherwise; and

              (h) those assets listed in Schedule 2.2(h) hereto and any assets of Sellers related to the Business located at Sellers' corporate headquarters in Green Bay, Wisconsin.

         2.3. Assumed Liabilities. Subject to the terms and provisions of this Agreement, and except as otherwise provided by this Section 2.3, Buyer agrees at the Closing to assume and discharge or perform when due the following (the "Assumed Liabilities"):

              (a) all of Sellers' liabilities and obligations disclosed in this Agreement (including, without limitation, on the Schedules hereto, but excluding, however, the actions disclosed on Schedule 3.7), all liabilities and obligations of Buyer pursuant to the provisions of this Agreement, including, without limitation pursuant to Sections 2.7, 2.8, 5.4, 5.9 and 8.5, and all liabilities and obligations of Buyer pursuant to any agreement, document and instrument entered into by Buyer in connection with this Agreement;

              (b) all of the liabilities and obligations (including, without limitation, trade and other accounts payable and accrued expenses) reflected or reserved against the Financial Statements;

              (c) all of the liabilities and obligations of Sellers incurred or arising in the ordinary course of the Business from September 30, 2002 through the Closing Date of a type or nature customarily reflected or reserved against in the accounts of Sellers;

              (d) all obligations and liabilities of Sellers arising under the contracts (including the Contracts), purchase orders, leases, licenses, agreements, instruments, commitments and other binding arrangements of Sellers which are included in the Transferred Assets;

              (e) all liabilities and obligations of Sellers for Inventory ordered by Sellers in the ordinary course of business prior to the Closing and delivered to Buyer on or after the Closing;

              (f) all liabilities and obligations to deliver products of the Business (including, without limitation in respect of replacement products, warranty obligations and similar matters) on or after the Closing under purchase orders of, or commitments to, Persons, entered into by Sellers prior to the Closing Date in the ordinary course of business;

              (g) all debts, liabilities or obligations of any kind, character or description, whether absolute, contingent, threatened or otherwise, and whether or not reflected or reserved against in Buyer's financial statements, books or records, arising from, or incurred in connection with, events, acts or omissions occurring on or after the Closing Date with respect to the ownership or operation of the Transferred Assets or the Business;

              (h) all liabilities for state and local real estate and personal property taxes which relate to periods on or after the Closing (including, without limitation, in connection with the proration provisions of the Manning Facility Purchase Agreement);

              (i) all liabilities with respect to the claims described in
Schedule 2.3(i); and

              (j) all liabilities in respect of accrued but unpaid obligations for unpaid vacation pay owed to Employees at the time of Closing.

         2.4. Excluded Liabilities. Sellers shall retain and be responsible for all debts, liabilities and obligations of Sellers other than the Assumed Liabilities (the "Excluded Liabilities").

         2.5. Purchase Price.

              Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall (i) pay to Sellers $9,497,241 in cash (the "Purchase Price") as provided in Section 2.6(b) and (ii) assume the Assumed Liabilities. The Purchase Price shall be subject to adjustment after the Closing as provided in Section 2.7.

         2.6. Closing; Delivery and Payment.

              (a) Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dechert, 30 Rockefeller Plaza, New York, New York at 10:00 A.M., New York City time, on the date upon which the conditions to Closing set forth in Article VI shall have been satisfied or waived, or on such other date or at such other time as may be mutually agreed upon in writing by Buyer and Sellers (the "Closing Date").

              (b) Delivery and Payment. On the Closing Date:

                  (i) Buyer shall pay an amount equal to the Purchase Price (exclusive of a post-Closing adjustment, if any), less the Escrow Amount, to Sellers in immediately available funds by wire transfer to an account which shall be designated by Sellers not less than two (2) Business Days prior to the Closing;

                  (ii) Buyer shall pay the Escrow Amount to the Escrow Agent;

                  (iii) Sellers shall deliver to Buyer such instruments of transfer, assignment, conveyance and other instruments sufficient to convey, transfer and assign to Buyer all right, title and interest in and to the Transferred Assets, together with possession of such Transferred Assets, all in form and substance reasonably satisfactory to Buyer;

                  (iv) Buyer shall deliver to Sellers such instruments of assumption sufficient to assume, discharge or perform when due, all of the Assumed Liabilities, all in form and substance reasonably satisfactory to Sellers;

                  (v) Sellers shall deliver to Buyer stock certificates representing the Foremost Shares (accompanied by stock powers duly executed by Parent in blank) and the minute and stock transfer books and corporate seals of Foremost; and

                  (vi) Sellers and Buyer shall deliver, each to the other, such documents as are required pursuant to Article VI hereof.

         2.7. Purchase Price Adjustment.

              (a) Within 30 days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth its determination of the Closing Working Capital (the "Initial Working Capital Statement"), which statement shall set forth in reasonable detail the basis for such determination. During the 20 Business Days immediately following the Sellers' receipt of the Initial Working Capital Statement, Sellers and their representatives will be permitted to review at the Sellers' offices Buyer's working papers relating to the Initial Working Capital Statement as well as all of the books and records relating to the operations and finances of the Businesses with respect to the period up to and including the Closing Date, and Buyer shall make reasonably available at Sellers' offices the individuals responsible for the preparation of the Initial Working Capital Statement in order to respond to the reasonable inquiries of Sellers.

                  (b) Sellers shall notify Buyer in writing (the "Notice of Disagreement") within 20 Business Days after receiving the Initial Working Capital Statement if Sellers disagree with Buyer's calculation of the Closing Working Capital, which Notice of Disagreement shall set forth in reasonable detail the basis for such dispute and the U.S. Dollar amounts involved and Sellers' good faith estimate of the Closing Working Capital. If no Notice of Disagreement is received by Buyer within such 20 Business Day period, then the Initial Working Capital Statement shall be deemed to have been accepted by Sellers shall become final and binding upon the parties and shall be the Final Working Capital Statement.

                  (c) During the 20 Business Days immediately following the delivery of a Notice of Disagreement, Sellers and Buyer shall seek in good faith to resolve any differences that they may have with respect to any matter specified in the Notice of Disagreement. If at the end of such 20 Business Day period Sellers and Buyer have been unable to agree upon a Final Working Capital Statement, Sellers and Buyer shall submit to the Independent Accounting Firm for review and resolution any and all matters that remain in dispute with respect to the Notice of Disagreement. The Independent Accounting Firm shall use commercially reasonable efforts to make a final determination, binding on the parties hereto, of the Closing Working Capital within 20 Business Days, and such final determination shall be the Final Working Capital Statement. The cost of the Independent Accounting Firm's review and determination shall be borne equally by Sellers and Buyer. During the 20 Business Day review by the Independent Accounting Firm, Buyer and Sellers will each make available to the Independent Accounting Firm interviews with such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

                  (d) (i) If the Closing Working Capital (as set forth in the Final Working Capital Statement) exceeds the estimated amount thereof set forth on Schedule 2.7(d) (the "Estimated Closing Working Capital"), then Buyer shall pay to Sellers an amount equal to such excess or (ii) if the Estimated Closing Working Capital exceeds the Closing Working Capital (as set forth in the Final Working Capital Statement), then the Sellers shall pay to Buyer an amount equal to such excess, in either case within five (5) Business Days after the Final Working Capital Statement becomes final and binding on the parties hereto. If the amount described in the preceding sentence shall not have been paid within 30 days after the Closing Date, such amount shall be payable with accrued interest thereon from the Closing Date until the date of payment at a rate of 6% per annum calculated on the basis of a 360-day year. If the Closing Working Capital (as set forth in the Final Working Capital Statement) is equal to the Estimated Closing Working Capital, then neither Buyer nor Sellers shall owe any amount to the other party pursuant to this Section 2.7.

                  (e) Buyer agrees that following the Closing through the date that payment, if any, is made pursuant to Section 2.7(d), it will not take any actions with respect to any accounting books, records, policy or procedure on which the Initial Working Capital Statement or the Final Working Capital Statement is to be based that are inconsistent with past practices of Sellers or that would make it impossible or impracticable to calculate the Closing Working Capital in the manner and utilizing the methods required hereby.

         2.8. Taxes and Fees. Sales and use taxes, transfer taxes, value added or similar taxes, if any, and recording fees imposed upon the transfer of the Transferred Assets hereunder and the filing of any instruments shall be paid by Buyer.

         2.9. Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price (which shall include, for purposes of this Section 2.9, the purchase price for the Manning Facility) shall be allocated among the Transferred Assets, tangible and intangible, in accordance with Schedule 2.9 hereto (the "Allocation"). Sellers and Buyer agree to report, pursuant to
Section 1060 of the Code and the regulations promulgated thereunder, if and when required, the Allocation of the Purchase Price among the Transferred Assets in a manner entirely consistent with such Allocation in the preparation and filing of all Tax Returns (including IRS form 8594) and any contest relating thereto. Neither Sellers nor Buyer will take any action that would call into question the bona fides of such Allocation.

         2.10. Nonassignability of Assets. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer, of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable law or would require any governmental or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset and this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of such asset or an attempt thereof; provided, however, if such failure causes a failure of any of the conditions to Buyer's obligations to consummate the transactions contemplated by this Agreement, the Closing shall proceed only if Buyer elects, in its sole discretion, to waive such conditions. In the event that the Closing proceeds without the transfer or assignment of any such asset, then following the Closing, the parties shall use their reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither Sellers nor Buyer shall be required to pay any consideration for any such authorization, approval, consent or waiver other than filing, recordation or similar fees which shall be paid by the party who is required by law or this Agreement to do so. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset and to Sellers the benefits, including any indemnities, that they would have obtained had the asset been conveyed to Buyer at the Closing. To the extent that Buyer is provided the benefits pursuant to this Section 2.10 of any Contract, Buyer shall perform for the benefit of the other Persons that are parties thereto the obligations of Sellers thereunder and any related liabilities that, but for the lack of an authorization, approval, consent or waiver to assign such obligations or related liabilities to Buyer, would be a direct obligation of Buyer, and in any event would be considered an Assumed Liability. Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Sellers shall assign, transfer, convey and deliver such asset to Buyer at no additional cost to Buyer. To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to Buyer following the Closing pursuant to this Section 2.10, then Buyer and Sellers shall use their reasonable best good faith efforts to enter into such arrangements (including sublicensing or subcontracting) to provide to the parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder. Sellers shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Sellers in connection with their use of any asset (net of any Taxes and any other costs imposed upon Sellers) in connection with the arrangements under this Section 2.10.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

               Sellers represent and warrant to Buyer as follows:

         3.1. Organization and Authority of Sellers. Parent has been duly incorporated, is validly existing and is in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Parent is duly qualified to do business as a foreign corporation and is in good standing in the State of South Carolina. Tufco LP has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of formation, with all requisite partnership power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Sellers and constitutes a legal, valid and binding agreement of Sellers, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no other proceedings on the part of Sellers are necessary to authorize this Agreement and the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor compliance by Sellers with its terms and provisions will violate (a) any provision of the certificate of incorporation or by-laws of Parent or the partnership agreement of Tufco LP; or (b) any Contract; or (c) any law, statute or regulation or, insofar as is known to Sellers, any injunction, order or decree of any government agency or authority or court to which Sellers are subject, except where, in all cases, such a violation would not prohibit or materially impair Sellers' ability to perform their obligations under this Agreement.

         3.2. Financial Information. Sellers have previously delivered to Buyer Sellers' unaudited Balance Sheet for the Business as of September 30, 2002 (the "Financial Statements"). The Financial Statements were compiled by management from each Sellers' books and records and in a manner consistent in all material respects with the preparation of the Audited Financial Statements, subject to year-end adjustments.

         3.3. Foremost Shares. All of the Foremost Shares have been duly authorized and are validly issued, fully paid and nonassessable and are owned of record and beneficially by Parent. There are no outstanding securities convertible into or exchangeable for or carrying the right to acquire any equity security of Foremost and there are no outstanding options, warrants or other agreements or commitments that relate to or require the issuance, sale or disposition of any equity securities of Foremost.

         3.4. Absence of Certain Changes or Events. Except as set forth in
Schedule 3.4 hereto or otherwise disclosed in this Agreement, to the knowledge of Sellers, since September 30, 2002, Sellers have conducted the Business in the ordinary and usual course and have not, with respect to the Business, suffered any damage, destruction or other casualty loss (not covered by insurance) which would have a Material Adverse Effect.

         3.5. Title to Assets; Absence of Liens and Encumbrances, etc. Except as set forth in Schedule 3.5, Sellers have good title to the property included in the Transferred Assets, free and clear of all Encumbrances, except: (i) any Encumbrances reflected in the Financial Statements; (ii) any Encumbrances which do not materially restrict or impair the use by the Business of the property subject thereto or affected thereby in such a way as would have a Material Adverse Effect; (iii) any Encumbrances for Taxes (and assessments) not delinquent or which are being contested in good faith; (iv) any workmen, repairman, warehousemen and carriers liens and Encumbrances arising in the ordinary course of business; and (v) any Encumbrances which are matters of record, such as easements, quasi-easements, rights of way, land use ordinances and zoning plans (all items included in (i) through (v) are referred to collectively herein as "Permitted Encumbrances").

         3.6. Condition of Transferred Assets.

              (a) To the knowledge of Sellers, all items of machinery, equipment and other tangible assets of the Business which are Transferred Assets are in reasonably good condition, subject to ordinary wear and tear, other than items currently under or scheduled for repair or construction.

              (b) To the knowledge of Sellers, the Inventory is saleable or usable in the ordinary course of business.

         3.7. Litigation. Except as set forth in Schedule 3.7 hereto, there is no action, suit, proceeding or investigation pending or, to Sellers' knowledge, threatened against Sellers with respect to the Business, at law, in equity or otherwise, in, before or by any court or governmental agency or authority which, individually or in the aggregate, would have a Material Adverse Effect.

         3.8. Compliance with Law. Except as set forth in Schedule 3.8, to the knowledge of Sellers, the Business is not being conducted in material violation of any law, ordinance or regulation of any governmental entity (including, without limitation, those relating to occupational safety and health practices), except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect.

         3.9. Contracts. To the knowledge of Sellers, attached hereto as
Schedule 3.9 is a complete and accurate list of all written contracts and leases (each a "Contract" and collectively the "Contracts") to which Sellers are a party (except for (i) certain immaterial contracts which are each not in excess of $10,000 in any 12-month period or which are for a period of less than one year, such immaterial contracts are included in the Transferred Assets and (ii) the Manning Facility Purchase Agreement, which is an Excluded Asset), relating exclusively to the operation of the Business, all of which are included in the Transferred Assets. To the knowledge of

Sellers, each Contract is valid and subsisting and is in full force and effect in accordance with the terms of such Contract, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         3.10. Consents and Approvals. To the knowledge of Sellers, set forth in
Schedule 3.10 is a list of those Persons whose approval, consent, waiver or authorization (the "Consents") is legally or contractually required to duly and validly transfer or assign any of the Contracts (or any rights thereunder), except for those Contracts for which the failure to obtain such approval, consent, waiver or authorization would not have a Material Adverse Effect.

         3.11. Collective Bargaining Agreements. Except as set forth in Schedule 3.11, Sellers are not a party to or bound by any material labor agreement or collective bargaining agreement respecting the Employees, nor is there pending or, to the knowledge of Sellers, threatened, any strike, walkout or other work stoppage by or respecting the Employees.

         3.12. ERISA Plans.

               (a) All benefit plans, contracts or arrangements covering Employees, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and plans of deferred compensation (the "Benefit Plans"), are listed in Schedule 3.12(a).

               (b) All contributions required to be made under the terms of any Benefit Plan have been timely made or reflected in the Financial Information.

               (c) Schedule 3.12(a) hereto identifies each Plan which is an "employee pension benefit plan", as such term is defined in Section 3(2) of ERISA ("Pension Plan"). Each Pension Plan that is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the IRS that it is a qualified plan for purposes of Section 401(a) of the Code and any amendments to any such Pension Plan subsequent to such determination letter do not adversely affect such qualified status. No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.

         3.13. Intellectual Property.

               (a) Set forth in Schedule 3.13(a) hereto is a list of all patents, registered trademarks, trade names, service marks, service names, registered copyrights and all applications for the same, included in the Intellectual Property owned by Sellers that are included in the Transferred Assets. To the knowledge of Sellers, except as set forth in Schedule 3.13(a), Sellers have not received any written notice from any other Person challenging or questioning the right of Sellers to use any of the Intellectual Property listed in Schedule 3.13(a) in the operation of the Business which, if resolved adversely to Sellers, would have a Material Adverse Effect.

               (b) Except as set forth in Schedule 3.13(b), to the knowledge of Sellers, Sellers own all right, title and interest in and to, or have a license, sublicense or otherwise have permission to use, all of the Intellectual Property set forth in Schedule 3.13(a), free and clear of all Encumbrances other than Permitted Encumbrances, except as would not have a Material Adverse Effect.

         3.14. Brokers and Finders. Sellers have not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

         3.15. Environmental Matters. To the knowledge of Sellers, except as disclosed in Schedule 3.15 or as would not have a Material Adverse Effect, the operation of the Business (i) is in substantial compliance with all applicable Environmental Laws, (ii) is not the subject of any pending written notice from any governmental entity alleging the violation of any applicable Environmental Laws, (iii) is not currently subject to any court order, administrative order or decree arising under any Environmental Law, and (iv) has not been used for the disposal of Hazardous Substances.

         3.16. Taxes of Foremost. Except as set forth on Schedule 3.16, (i) all material Tax Returns that are required to be filed by or with respect to Foremost have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, and (iii) to the knowledge of Sellers, there is no pending or threatened action that if determined adversely to Foremost or to the Sellers would result in the assertion of any deficiency which would have a Material Adverse Effect on Foremost.

         3.17. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Sellers nor any other Person makes any other express or implied representation or warranty on behalf of Sellers, and Sellers hereby disclaim any such representation or warranty whether by Sellers or any of their or the Business' respective officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of any of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by Sellers or any of their or the Business' respective officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

              Buyer represents and warrants to Sellers as follows:

         4.1. Organization and Authority of Buyer. Buyer has been duly formed, is validly existing and is in good standing under the laws of its jurisdiction of incorporation, with full power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no other proceedings on the part of Buyer are necessary to authorize this Agreement and the consummation of transactions contemplated hereby. Neither the execution or delivery of this Agreement nor compliance by Buyer with its terms and provisions will violate (a) any provision of the certificate of formation or limited liability company agreement of Buyer; or (b) any contract provision, license, franchise or permit to which Buyer is a party or by which it is bound; or (c) any law, statute or regulation or, insofar as is known to Buyer, any injunction, order or decree of any government agency or authority or court to which Buyer is subject except where, in all cases, such a violation would not prohibit or materially impair Buyer's ability to perform its obligations under this Agreement.

         4.2. Brokers and Finders. Buyer has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

         4.3. Financial Capability. Buyer has sufficient funds in place to purchase the Business on the terms and conditions contained in this Agreement and will have such funds on the Closing Date. Buyer has furnished to Sellers prior to the date hereof documentation and evidence, reasonably satisfactory to Sellers, of such funds.

         4.4. Securities Matters. Buyer understands that the offering and sale of the Foremost Shares hereunder is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) thereof. The Foremost Shares are being acquired by the Buyer for its own account and without a view to the public distribution of the Foremost Shares or any interest therein. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Foremost Shares, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Foremost Shares. In evaluating the suitability of an investment in the Foremost Shares, Buyer has relied solely upon the representations, warranties, covenants and agreements made by Sellers herein and the Buyer has not relied upon any other representations or other information (whether oral or written and including any projections or supplemental data) made or supplied by or on behalf of Sellers or any Affiliate, employee, agent or other representative of Sellers. Buyer understands and agrees that it may not sell or dispose of any of the Foremost Shares other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act.

         4.5. Condition of Transferred Assets. BUYER ON BEHALF OF ITSELF AND ITS AFFILIATES, UNDERSTANDS AND AGREES THAT THE TRANSFERRED ASSETS ARE SOLD, ASSIGNED, TRANSFERRED AND CONVEYED TO BUYER IN AN "AS IS" CONDITION ON A "WHERE IS" BASIS WITHOUT ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT.

                                    ARTICLE V

                              CERTAIN COVENANTS AND
                         AGREEMENTS OF SELLERS AND BUYER

         5.1. Access and Information.

              (a) Prior to the Closing (or the earlier termination of this Agreement), Sellers will give Buyer and its representatives, employees, counsel and accountants reasonable access to the properties, books and records of the Business upon reasonable prior written notice and during mutually agreeable business hours and reasonable access to the personnel of the Business; provided, however, that if Buyer conducts any environmental assessment or compliance review, Buyer shall furnish copies of any report of the findings thereof to Sellers as soon as it is received by Buyer; and provided further, however, that neither Buyer nor its representatives shall conduct any air, soil, groundwater, surface water, asbestos or other environmental tests or analyses at any of the properties (whether owned or leased) of the Business without the prior written consent of Sellers, which consent can be withheld at Sellers' sole discretion; and provided further, however, that Buyer must provide prior written notice of its intention to contact any non-management personnel of the Business and must receive permission from an executive officer of the Business before contacting any such non-management personnel. In connection with such access, Buyer shall not, and Buyer shall cause its agents and representatives not to, cause any disruption to the business or operations of Sellers or the Business.

              (b) All information provided or obtained pursuant to clause (a) above shall be held by Buyer in accordance with and subject to the terms of those certain confidentiality letter agreements between Buyer and Sellers (collectively, the "Confidentiality Agreements").

         5.2. Registrations, Filings and Consents. Sellers and Buyer will cooperate and use their respective reasonable good faith efforts to make all registrations, filings and applications, to give all notices and to obtain the Consents or any governmental transfers, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated hereby.

         5.3. Conduct of Business.

              (a) Prior to the Closing, and except as otherwise contemplated by this Agreement or consented to or approved by Buyer, Sellers covenant and agree that:

                  (i) they shall operate the Business only in the ordinary and usual course and use reasonable efforts to preserve their properties, business and relationships with suppliers and customers of the Business;

                  (ii) they shall maintain insurance coverage with respect to the Business at presently existing levels (so long as such insurance is available at commercially reasonable rates); and

                  (iii) the Business shall not, other than in the ordinary and usual course of business, (A) acquire or dispose of any substantial Transferred Assets; (B) create a material

Encumbrance on any of its properties, incur a material amount of additional indebtedness or enter into any other material transaction; (C) incur any other material liabilities; or (D) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing

         5.4. Employee Matters.

              (a) Effective as of the Closing, Buyer shall offer employment or shall cause the Business to retain employment in comparable positions to those employees listed in Schedule 5.4 who are employed in connection with the Business (the "Employees").

              (b) Effective as of the Closing Date, all those Employees who accept an offer of employment by the Buyer or the Business, as applicable ("Transferred Employees") shall cease to actively participate in the Tufco Technologies, Inc. Profit Sharing Savings and Investment Plan (the "Sellers' Savings Plan"). Buyer and Sellers hereby agree that the transactions contemplated by this Agreement constitute an event described in Section 401(k)(10) of the Code and that amounts held in trust by Sellers' Savings Plan for the benefit of participants who are or shall become Transferred Employees shall be distributed to any such Transferred Employee (or his or her beneficiary, if applicable) who requests such a distribution after the Closing Date. Buyer shall adopt a savings plan that meets the requirements of sections 401(a), 401(k) and 501 of the Code ("Buyer's Savings Plan"), as soon as practicable following the Closing Date. Buyer's Savings Plan shall permit the roll over of the amounts distributed from Sellers' Savings Plan on a tax-deferred basis in accordance with Section 401(a)(31) and 402 of the Code.

              (c) Effective as of the Closing, Transferred Employees shall cease to be covered by Sellers' employee welfare benefit plans, including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance, disability coverage, medical and dental care spending accounts and vacation and severance pay. Sellers shall remain solely responsible for all liabilities relating to, arising out of, or resulting from the requirements of COBRA to provide continuation of group health plan coverage ("Continuation Coverage") under any of its Benefit Plans in respect of the Transferred Employees and their qualified beneficiaries and dependents, to the extent related to a qualifying event occurring on or before the Closing Date. Buyer shall provide Continuation Coverage to any Transferred Employee and his or her qualified beneficiaries who incur a qualifying event after the Closing Date. As soon as practicable after the Closing Date (but in no event more than 60 days after the Closing Date), Buyer shall establish benefit plans which are "group health plans" within the meaning of Section 4980B(g) of the Code and Section 607 of ERISA ("Group Health Plans") for the benefit of Transferred Employees of the same type that Seller maintains for such employees immediately prior to the Closing Date. Furthermore, Buyer shall continue to maintain one or more Group Health Plans for the required Continuation Coverage period under COBRA, so that Sellers shall not have any contingent liability under COBRA or the applicable Treasury regulations thereunder with respect to any Benefit Plan of Sellers maintained as of the Closing Date. In the event any Transferred Employee elects Continuation Coverage under Sellers' Group Health Plans, Buyer shall reimburse Sellers for any expenses or costs related to such election, including, without limitation, for any claims, judgments or other liabilities related thereto.

              (d) Sellers shall retain liability for all medical, dental and health claims incurred by Employees (and their dependents) under Sellers' employee welfare benefit plans prior to the Closing Date. Buyer shall be liable for all medical, dental and health claims incurred by Transferred Employees (and their dependents) under the employee welfare benefit plans of Buyer on or after the Closing Date. For purposes of this paragraph, a claim shall be deemed to have been incurred on the date on which the medical or other treatment or service was rendered and not the date of the inception of the related illness or injury or the date of submission of a claim related thereto.

              (e) Sellers shall retain any liability for payment of long-term or short-term disability claims arising from disabilities that occurred prior to the Closing Date and up until such time as an Employee returns to work. Buyer shall be responsible for payment of long-term and short-term disability claims that arise from disabilities that occur on or after the Closing Date, or any claims of a Transferred Employee after the Transferred Employee has returned to work with Buyer.

         5.5. Best Efforts. Each of the parties hereto shall use its respective best efforts to fulfill or obtain the fulfillment of the conditions of the Closing, including, without limitation, the execution and delivery of all agreements or other documents contemplated hereunder to be so executed and delivered.

         5.6. Books; Records. For a period of six (6) years after the Closing Date, (a) Buyer agrees to, or cause the Business to, retain all Books and Records and to make the same available after the Closing Date for inspection and copying at Sellers' expense, upon reasonable request and upon reasonable notice and (b) no such Books and Records shall be destroyed by Buyer without first advising Sellers in writing and giving Sellers a reasonable opportunity to obtain possession thereof.

         5.7. Closing Date Financial Information. For a period of one (1) year from and after the Closing Date, upon written request of Sellers, Buyer shall provide Sellers, within 20 Business Days of such request, with such computer support and financial information of the Business as of the Closing Date as Sellers may reasonably request in the format customarily required by Sellers of their subsidiaries or divisions, and, upon Sellers' request, it will be accompanied by supplemental financial schedules customarily required by Sellers of their subsidiaries or divisions in support of such financial information.

         5.8. Further Assurances. At any time after the date hereof, Sellers and Buyer shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or Sellers, as the case may be, and necessary for Buyer or Sellers, as the case may be, to satisfy their obligations hereunder. Without limiting the generality of the foregoing, Buyer agrees to make available to the Sellers, such officers and employees of Buyer that Sellers shall reasonably request, in order to assist Sellers defend any claims, lawsuits and other actions (whether currently pending or threatened, or brought or threatened against Sellers in the future) in respect of the Business (it being understood that Charles Cobaugh shall be made available to Sellers in respect to such defense).

         5.9. Compliance with WARN, etc. With respect to the Employees, Buyer will timely give all notices required to be given under, or will otherwise comply with, WARN or other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by such statute. For this purpose, Buyer shall be deemed to have caused a mass layoff if the mass layoff would not have occurred but for Buyer's failure to employ the Employees in accordance with the terms of this Agreement. For avoidance of doubt, Buyer shall responsible for any and all WARN obligations, severance payments or other obligations that may apply with respect to any Transferred Employee.

         5.10. Transitional Services. On the Closing Date, Buyer and Sellers shall execute and deliver a transitional services agreement (the "Transitional Services Agreement"), pursuant to which Sellers shall (i) make available to Buyer at fully allocated cost, access to Sellers' As400 computer system (or any replacement system), (ii) grant to Buyer a non-exclusive, non-transferable license to use the name "Tufco" for a period not to exceed 12 months for the sole purpose of allowing Buyer to sell Inventory being transferred to Buyer hereunder (to the extent such Inventory includes labels or similar markings bearing the name "Tufco") and (iii) provide such other services reasonably requested by Buyer and agreed to by Sellers. The term of the Transitional Services Agreement shall be not less than nine (9) and not more than 12 months, and shall contain such other terms and conditions as shall be customarily contained in similar agreements (including, without limitation, an indemnity by Buyer in favor of Sellers regarding the use by Buyer of the name "Tufco").

         5.11. Sale of Manning Facility. In connection with the sale of the Business, on the Closing Date, Buyer shall purchase the Manning Facility for a purchase price of not less than $2,600,000 (subject to adjustment for proration of real estate taxes, utilities and similar charges). As soon as practicable after the date hereof, Sellers and Buyer shall prepare and execute a purchase agreement for the sale of the Manning Facility, which shall contain such terms and conditions reasonably acceptable to both Sellers and Buyer (the "Manning Facility Purchase Agreement").


         5.12. Assistance in Collecting Certain Amounts. Sellers shall remit promptly to Buyer any payments or other sums received by Sellers after the Closing Date that relate to any sales or shipments made by Buyer after the Closing Date or that otherwise are properly for the account of Buyer. If, after the Closing Date, Sellers wish to make a claim or otherwise take action with respect to an Excluded Asset or an Excluded Liability, Buyer, at Sellers' sole cost and expense, shall (a) use its reasonable best efforts to assist, cooperate and consult with Sellers with respect to such claim or such action; provided, however, that Buyer shall not be required to assist, cooperate or consult with Sellers with respect to any such claim or action which is reasonably likely to materially disrupt any existing relationship of Buyer or the Business with any customers or suppliers thereof and (b) in any event, remit promptly to Sellers any payments or other sums received by Buyer that relate thereto. Sellers and Buyer agree that such collection efforts shall be conducted in a manner which will not materially disrupt any existing relationship of Buyer or the Business; provided, however, that Sellers shall not be prevented from taking appropriate actions, including collection actions, to resolve any claim for an unpaid receivable.

         5.13. Confidentiality. Sellers acknowledge and agree that, as prior operators of the Business, Sellers possess knowledge of the trade secrets and proprietary information of the Business which, for purposes of this Agreement, shall mean and include any and all non-public information, technical data or know-how, including, without pricing, expenses, margins, revenues and other financial information, technical, detail, schematic and other designs, graphs, schematic and other diagrams, notes, plans, worksheets, outlines and similar items created in connection with any products of the Business, and all research and development, formulas, processes, ideas, inventions, know-how, techniques and other information of a technical nature, whether in tangible or intangible form, consulting or other business projects or proposals, customer data (including names, addresses, telephone numbers and contact individuals, pricing, product and service needs), sales procedures, volume figures and strategies and supplier lists, in each case used exclusively in the Business ("Buyer Confidential Information"). From and after the Closing Date, Sellers shall not, and shall cause each of their subsidiaries and agents for their benefit not to, without the prior written approval of Buyer, communicate, divulge, disseminate, disclose any Buyer Confidential Information; provided, however, that nothing herein shall prohibit Sellers from communicating, divulging, disseminating or disclosing Buyer Confidential Information which (i) becomes generally available to the public other than by a breach by Sellers of this Section 5.13 or (ii) is required to be disclosed by law, legal process or stock exchange rule.

         5.14. Insurance. Buyer shall purchase and cause to be maintained from the Closing Date insurance covering general liability (including, without limitation, premises liability) and products liability, which insurance shall be on a "claims made" basis and which shall be in amounts customary for the industries in which the Business operates. Sellers shall be named in such insurance as an "additional insured" or "loss payee" in connection with any liability arising out of or relating to the use by Buyer of the name "Tufco" pursuant to the Transitional Services Agreement.


                                   ARTICLE VI

                       CONDITIONS TO THE PURCHASE AND SALE

         6.1. Conditions to the Purchase and Sale Relating to Buyer. The obligation of Buyer at the Closing to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of each of the following conditions:

              (a) Each of the representations and warranties of Sellers contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except (i) that representations and warranties that are made as of a specific date need be true in all material respects only as of such date and (ii) as contemplated or permitted by this Agreement to change between the date of this Agreement and the Closing Date).

              (b) Each of the covenants and agreements of Sellers to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

              (c) Buyer shall have been furnished with a certificate of an authorized officer of each Seller, dated as of the Closing Date, certifying to the effect that the conditions contained in Sections 6.1(a) and 6.1(b) have been fulfilled.

              (d) There shall not have been issued and be in effect any order, decree or judgment of any court or tribunal of competent jurisdiction which makes the consummation of the purchase and sale of the Business illegal.

              (e) Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that all consents set forth in Schedule 6.1(e) have been obtained.

              (f) Parent shall have executed and delivered to Buyer the Transitional Services Agreement.

              (g) Sellers and the Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement.

              (h) Sellers shall have released Charles Cobaugh and Drew Cook from any and all obligations under his noncompetition agreement with Sellers.

              (i) Tufco LP shall have entered into a letter agreement regarding the future relationship among the parties hereto incorporating the provisions set forth on Exhibit B hereto (the "Letter Agreement").

         6.2. Conditions to the Purchase and Sale Relating to Sellers. The obligation of Sellers at the Closing to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Sellers on or prior to the Closing Date of each of the following conditions:

              (a) Each of the representations and warranties of Buyer contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except (i) that representations and warranties that are made as of a specific date need be true in all material respects only as of such date and (ii) as contemplated or permitted by this Agreement to change between the date of this Agreement and the Closing Date).

              (b) Each of the covenants and agreements of Buyer to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

              (c) Sellers shall have been furnished with a certificate of an authorized officer of Buyer, dated as of the Closing Date, certifying to the effect that the conditions contained in Sections 6.2(a) and 6.2(b) have been fulfilled.

              (d) There shall not have been issued and be in effect any order, decree or judgment of any court or tribunal of competent jurisdiction which makes the consummation of the purchase and sale of the Business illegal.

              (e) The Manning Facility shall have been sold pursuant to the terms of the Manning Facility Purchase Agreement.

              (f) Sellers shall have received an executed Release in the form and substance reasonably acceptable to Sellers from each of Charles Cobaugh and Drew Cook releasing Sellers from any and all liability with respect to each such Person's employment by Sellers.

              (g) Buyer shall have entered into the Letter Agreement.

              (h) Buyer shall have procured the insurance policies described in
Section 5.14 and shall have delivered evidence satisfactory to Sellers that such policies are in full force and effect as of the Closing Date.


                                   ARTICLE VII

                              AMENDMENT AND WAIVER

         7.1. Amendment and Modification. This Agreement may only be amended or modified in writing, signed by Sellers and Buyer with respect to any of the terms contained herein.

         7.2. Waiver. At any time prior to the Closing either Sellers or Buyer may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in a written instrument executed by the party granting such extension or waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.


                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

         8.1. Survival of Representations and Warranties; Knowledge of Breach.

             (a) The representations and warranties in this Agreement shall survive the Closing solely for purposes of Sections 8.2(a) and 8.2(b) of this Agreement and shall terminate at the close of business six (6) months following the Closing; provided, however, that the representations and warrantees set forth in Sections 3.1 (organization and authority of Sellers), 3.3 (Foremost Shares) and 4.1 (organization and authority of Buyer) shall terminate twelve
(12) months following the Closing. The obligations to indemnify and hold harmless a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, pursuant to Sections 8.2(a)(i) and 8.2(b)(i) shall terminate when the applicable representation or warranty terminates; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice stating in reasonable detail the basis of such claim to the party providing the indemnification.

              (b) No party hereto shall be deemed to have breached any representation, warranty or covenant if (i) such party shall have notified the other parties hereto in writing, on or prior to the Closing Date, of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of or inaccuracy in, such representation, warranty or covenant, and (ii) such other parties have permitted the Closing to occur and, for purposes of this Agreement, are thereby deemed to have waived such breach or inaccuracy.

         8.2. Indemnification.

              (a) From and after the Closing Date and subject to Sections 8.1 and 8.4, Sellers (the "Seller Indemnifying Party") agree to indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors and employees (each a "Buyer Indemnified Party") against and in respect of any and all losses, claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses ("Losses"), resulting or arising from or otherwise relating to (i) any breaches of the Seller Indemnifying Party's representations and warranties set forth in this Agreement, other than the representations and warranties set forth in Section 3.16 of this Agreement, (ii) any nonfulfillment of or failure to comply with any covenant set forth in this Agreement by the Seller Indemnifying Party, or (iii) any Excluded Liability. Except as provided herein, Buyer hereby waives and releases Sellers from any and all claims, known and unknown, foreseen and unforeseen, which exist now or may arise in the future under any Environmental Laws as they may exist from time to time, including under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") and common law claims, in relation to Assumed Liabilities.

              (b) From and after the Closing Date and subject to Sections 8.1 and 8.4, Buyer (the "Buyer Indemnifying Party") agrees to indemnify and hold harmless Sellers and their Affiliates and their respective officers, directors and employees (each a "Seller Indemnified Party") against and in respect of any and all Losses resulting or arising from or otherwise relating to (i) any breaches of the Buyer Indemnifying Party's representations and warranties set forth in this Agreement, (ii) any nonfulfillment of or failure to comply with any covenant set forth in this Agreement by the Buyer Indemnifying Party, or
(iii) any Assumed Liability. In addition, Buyer shall indemnify and hold harmless the Seller Indemnified Parties against and in respect of any and all Losses incurred thereby or caused thereto under or pursuant to WARN resulting or arising from or otherwise relating to any act or omission to act by or of Buyer or the Business with regard to any site of employment or one or more facilities or operating units within any site of employment of the Business. Except as provided herein, Sellers hereby waive and release Buyer from any and all claims, known and unknown, foreseen and unforeseen, which exist now or may arise in the future under any Environmental Laws as they may exist from time to time, including under CERCLA and common law claims, in relation to Excluded Liabilities.

              (c) Any payments pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price. In determining the amount of Losses to which an indemnified party is entitled under this Article VIII, full allowance shall be made for any proceeds received pursuant to the indemnified party's insurance policies or from any third party. In the event such proceeds or recovery are received by an indemnified party after payment of an indemnity claim by an indemnifying party hereunder, the indemnified party shall promptly pay the amount of such proceeds or other recovery to the indemnifying party to the extent it is duplicative of the indemnity claim.

              (d) The Indemnifying Party hereunder shall retain all rights to pursue remedies outside this Agreement against any third party, including claims for compensation and contribution in connection with any indemnity obligation under this Agreement.

         8.3. Method of Asserting Claims, etc.

              (a) All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 8.3. An Indemnified Party shall give prompt notice to an Indemnifying Party of the assertion of any claim or assessment (but in no event shall such notice be given later than 15 days after a senior officer of such Indemnified Party has actual knowledge of such claim or assessment), and shall notify the Indemnifying Party of the commencement of any action, suit, audit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim") within 20 days of such commencement. Any such notice shall specify in reasonable detail the claim, assessment, action, suit, audit or proceeding. The Indemnified Party will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party shall have the right, exercisable by written notice (the "Notice") to the Indemnified Party at any time following receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Regardless of whether the Indemnifying Party elects to assume the defense of any such Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent.

               (b) The Indemnifying Party or the Indemnified Party, as the case may be, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending.

               (c) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim and if such Third Party Claim involves solely monetary damages, shall have the right to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim, provided that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be obligated to satisfy and discharge such judgment or settlement. Otherwise, such settlement only may be made with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

              (d) Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate reasonably in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

         8.4. Indemnification Limitations.

              (a) Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Agreement:

                  (i) Sellers shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to Section 8.2(a), (A) if such claim or demand otherwise was raised (whether or not accepted) in connection with the Purchase Price adjustment procedures set forth in Section 2.7, (B) with respect to any individual claim for payment of any Loss, unless such claim involves Losses in excess of $20,000 (nor shall any such item be considered for purposes of calculating the aggregate amount of the Buyer Indemnified Parties' Losses) and (C) until the aggregate amount of Losses to which Buyer Indemnified Parties shall be entitled exceed $200,000 (the "Seller Deductible"), in which case the Seller Indemnifying Party shall only be liable for the amount by which all Losses exceed the Seller Deductible.

                  (ii) (A) The aggregate indemnification obligations of Sellers pursuant to Section 8.2(a)(i) (other than for breaches of the representations and warranties set forth in Sections 3.1 (organization and authority of Sellers) or 3.3 (Foremost Shares)) and Section 8.2(a)(ii) shall in no event exceed $500,000, (B) the aggregate indemnification obligations of Sellers (x) pursuant to Section 8.2(a)(i) solely in respect of breaches of the representations and warrantees set forth in Sections 3.1 (organization and authority of Sellers) and
3.3 (Foremost Shares), (y) pursuant to Section 8.2(a)(iii) (Excluded Liabilities) and (z) pursuant to Section 8.5(a) (Taxes of Foremost) shall in no event exceed $2,000,000 and (C) the cumulative aggregate indemnification obligations of Sellers hereunder shall in no event exceed $2,000,000.

                  (iii) Buyer shall not be required to indemnify and hold harmless any Seller Indemnified Party pursuant to Section 8.2(b), (A) if such claim or demand otherwise was raised (whether or not accepted) in connection with the Purchase Price adjustment procedures set forth in Section 2.7, (B) with respect to any individual claim for payment of any Loss, unless such claim involves Losses in excess of $20,000 (nor shall any such item be considered for purposes of calculating the aggregate amount of the Seller Indemnified Parties' Losses) and (C) until the aggregate amount of Losses to which Seller Indemnified Parties shall be entitled exceed $200,000 (the "Buyer Deductible"), in which case the Buyer Indemnifying Party shall only be liable for the amount by which all Losses exceed the Buyer Deductible.

                  (iv) The cumulative indemnification obligations of Buyer hereunder shall in no event exceed $2,000,000.

              (b) Buyer acknowledges and agrees that, from and after the date hereof, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, as a material inducement for the execution and delivery of this Agreement by Sellers, Buyer, on behalf of itself and its Affiliates, hereby waives, from and after the date hereof, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Sellers (or their Affiliates or representatives) relating to the subject matter of this Agreement, the Business (or its operations) or otherwise, whether known or unknown, including claims arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation, except claims brought under and subject to the terms of this Agreement.

              (c) Buyer acknowledges and agrees that, other than the representations and warranties of Sellers expressly set forth in Article III hereof, there are no representations or warranties of Sellers expressed or implied relating to the subject matter of this Agreement, Sellers or the Business (or its operations) and that there shall be no claim against Sellers or the Business or their Affiliates or representatives or right to indemnification with respect to any information (whether written or oral), documents or materials furnished by such parties (or any of their Affiliates or representatives) to Buyer or any of its Affiliates or representatives, including any "business plan," "executive summary," confidential information memorandum or other marketing materials, or any information contained therein, or any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business. Except as expressly provided in this Agreement, Buyer is accepting the Transferred Assets on an "as is, where is, with all faults" basis.

         8.5. Liability for Taxes of Foremost and Related Matters.

              (a) Sellers' Liability for Taxes. Subject to Section 2.8, Sellers shall be liable for and indemnify Buyer for all Taxes (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that include or included Foremost and Taxes resulting from Foremost ceasing to be a member of such group of corporations) imposed on Foremost or for which Foremost may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ending on and including the Closing Date. Sellers shall be entitled to any refund of Taxes of Foremost received for such periods.

              (b) Buyer's Liability for Taxes. Buyer shall be liable for and indemnify Sellers for all Taxes of Foremost for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date, subject to the limitations set forth in Section 8.5(c). Buyer shall be entitled to any refund of Taxes of Foremost received for such periods.

                  (c) Taxes for Short Taxable Year. For purposes of subsections
(a) and (b), whenever it is necessary to determine the liability for Taxes of Foremost for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of Foremost for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that Foremost had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis. In allocating any liability for Taxes between Sellers and Buyer, there shall only be allocated to Sellers Tax liability arising from the ordinary business activities of Foremost. Without limiting the generality of the foregoing, if Buyer shall dissolve Foremost or cause Foremost to transfer all or any significant portion of its assets on the Closing Date (whether by sale, exchange, merger, distribution or otherwise), or if Foremost shall conduct any other activity outside of the ordinary course of its business on or after the Closing Date, any and all resulting Tax liability shall be the sole responsibility of Buyer.

                  (d) Adjustment to Purchase Price. Any payment by Buyer or Sellers under this Section 8.5 will be an adjustment to the Purchase Price.

                  (e) Tax Returns. Sellers shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Foremost for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Foremost for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. Sellers shall pay Buyer the Taxes for which Sellers are liable pursuant to subsection (a) but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence within five (5) Business Days prior to the due date for the filing of such Tax Returns. Buyer shall promptly furnish Sellers with a copy of any Tax return filed by or with respect to Foremost that includes a Tax period that begins prior to the Closing Date and ends after the Closing Date, together with a detailed description of the allocation of Tax liability, if any, in respect of such Tax return and the allocation (if any) of such Tax liability between Buyer and Sellers, which allocation shall be reasonably acceptable to Sellers.

                  (f) Contest Provisions.

                      (i) Buyer shall promptly notify Sellers in writing upon receipt by Buyer, any of its Affiliates or Foremost of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may affect the tax liabilities of Foremost for which Sellers would be required to indemnify Buyer pursuant to subsection (a).

                      (ii) Sellers shall have the sole right to represent Foremost's interests in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of their choice at their expense.

                      (iii) Sellers shall be entitled to participate at their expense in the defense of any claim for Taxes for the year or period ending after the Closing Date which may be the subject of indemnification by Sellers pursuant to subsection (a) and, with the written consent of Buyer, and at its sole expense, may assume the entire defense of such tax claim. Neither Buyer nor Foremost may agree to settle any tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by Sellers under subsection (a) without the prior written consent of Sellers, which consent shall not be unreasonably withheld.

                  (g) Termination of Tax Allocation Agreements. Any tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Sellers and Foremost shall be terminated as to Foremost as of the Closing Date, and no payments which are owed by or to Foremost pursuant thereto shall be made thereunder.

                  (h) Assistance and Cooperation. After the Closing Date, each of Sellers and Buyer shall:

                      (i) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 8.5;

                      (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Foremost;

                      (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Foremost;

                      (iv) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of Foremost for taxable periods for which the other may have a liability under this Section 8.5; and

                      (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any taxable period for which the other may have a liability under this Section 8.5.

                  (i) Survival of Obligations. The obligations of Sellers set forth in this Section 8.5 shall be unconditional and absolute and shall remain in effect for a period of 12 months after the Closing Date; provided, however, that Sellers' obligations under Section 8.5(a) shall not terminate with respect to any pending or threatened tax audit or assessment that would result in additional tax liability as to which Buyer or Sellers shall have delivered notice pursuant to Section 8.5(h)(iv) above prior to the expiration of such 12 month period. The obligations of Buyer set forth in this Section 8.5 shall be unconditional and absolute and shall remain in effect without limitation as to time.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1. Right to Terminate. (a) If the transactions contemplated by this Agreement shall not have been consummated prior to April 30, 2003, each of the parties hereto shall have the right to terminate this Agreement at any time thereafter by giving at least three (3) Business Days advance notice of such termination to Buyer or Sellers, as the case may be; provided, however, that the party seeking to terminate this Agreement shall have fully complied with its obligations hereunder.

              (b) Sellers and Buyer shall have the right to terminate this Agreement upon their mutual written consent.

              (c) Buyer or Sellers shall have the right to terminate this Agreement if a court of competent jurisdiction or governmental or regulatory body shall have issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Closing of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable.

              (d) Sellers shall have the right to terminate this Agreement at any time prior to the Closing Date if (i) the representations and warranties of Buyer contained in this Agreement were incorrect in any material respect when made or (ii) Buyer is in breach of any of its covenants or agreements contained in this Agreement, such breach continues uncured for ten (10) days after written notice thereof by Sellers, and such breach is reasonably expected to prohibit the consummation of the transactions contemplated by this Agreement.

              (e) Buyer shall have the right to terminate this Agreement at any time prior to the Closing if (i) the representations and warranties of Sellers contained in this Agreement were incorrect in any material respect when made or
(ii) Sellers are in breach of any of their covenants or agreements contained in this Agreement, such breach continues uncured for ten (10) days after written notice thereof by Buyer, and such breach is reasonably expected to prohibit the consummation of the transactions contemplated by this Agreement.

         9.2. Effect of Termination. (a) If this Agreement is terminated as provided herein, this Agreement shall thereafter become void and have no effect, and no party shall have any liability or further obligation to any other party or their respective Affiliates, directors, officers or employees under the terms of this Agreement or otherwise, except for the obligations of the parties hereto contained in this Section 9.2 and in Sections 9.3, 9.4, 9.5, 9.6, 9.7, 9.11,
9.12 and 9.14 (and any related definitional provisions set forth in Article I), and except that nothing in this Section 9.2(a) shall relieve any party from liability for any breach of this Agreement that arose prior to such termination; provided, however, that in no event shall either party be liable for an amount in excess of $500,000.

              (b) In the event this Agreement is terminated pursuant to Sections 9.1(a) or 9.1(d), then Buyer shall promptly pay to Sellers an amount equal to $500,000 (the "Termination Fee") within three (3) Business Days after such termination (by wire transfer of same day funds).

              (c) Buyer acknowledges that the Termination Fee provided for in
Section 9.2(b) is an integral part of the transactions contemplated by this Agreement and not a penalty, and that, without the Termination Fee provided for above, Sellers would not enter into this Agreement. Further, nothing in this
Section 9.2 shall be deemed to limit the liability of any party hereto for any breach in any respect of any representations, warranties or covenants contained in this Agreement that occurs prior to termination of this Agreement.

         9.3. Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Buyer shall upon request from Sellers promptly return to Sellers all books, records and documents (including all copies, if any, thereof) furnished by Sellers, the Business, or any of their respective agents, employees, or representatives, and shall not use or disclose the information contained in such books, records or documents for any purpose or make such information available to any other entity or Person.

         9.4. Expenses. Unless otherwise indicated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated hereby.

         9.5. Public Disclosure. Buyer agrees that neither it nor its Affiliates will make any statement to the press, press release or other public announcement regarding this Agreement or the transactions contemplated hereby unless the text and time of the release of any such statement has been approved by Sellers, except where such disclosure is required pursuant to applicable law (in which case Buyer will consult with Sellers regarding any such public statements prior to disclosure). Sellers agree that, prior to making any statement to the press, press release or other public announcement regarding this Agreement or the transactions contemplated hereby, they will consult with Buyer regarding any such public statements prior to disclosure.

         9.6. Assignment. Except as provided in the following sentence, this Agreement may not be assigned, by Buyer by operation of law or otherwise. Buyer may assign or delegate its rights, obligations or liabilities under this Agreement in whole or in part to a subsidiary of Buyer; provided, however, that in such event, Buyer shall remain fully liable for the fulfillment of all such obligations and liabilities. Any attempted assignment or delegation in contravention hereof shall be null and void. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

         9.7. Entire Agreement. Except as otherwise contemplated herein, this Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof (other than the Confidentiality Agreement); and (b) is not intended to confer upon any other Persons any rights or remedies hereunder.

         9.8. Schedules. The inclusion of any matter in any Schedule to this Agreement shall be deemed to be an inclusion for all purposes of this Agreement, including each representation and warranty to which it may relate, but inclusion therein shall expressly not be deemed to constitute an admission by Sellers or Buyer or otherwise imply, that any such matter is material or creates a measure for materiality for the purposes of this Agreement.

         9.9. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

         9.10. Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         9.11. Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile transmission or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

                (a) if to Sellers, to:

                          Tufco L.P.
                          PO Box 23500
                          Green Bay, Wisconsin 54305
                          Attention: Louis LeCalsey III
                          Facsimile: (920) 336-0344

                    With a copy to:

                          Bradford Ventures, Ltd.
                          1 Rockefeller Plaza, Suite 1722
                          New York, New York 10020
                          Attention: Robert Simon
                          Facsimile: (212) 218-6901

                    With a copy to:

                          Dechert
                          30 Rockefeller Plaza
                          New York, New York 10112
                          Attention: Carl A. de Brito, Esq.
                          Facsimile: (212) 698-3599

                (b) if to Buyer, to:

                          TriMaco, LLC
                          3333 Washington Blvd.
                          St. Louis, MO 63108
                          Attention: Charles Cobaugh
                          Telephone: 314-534-5005

                    With a copy to:

                          Ottsen, Mauze, Leggat & Belz, LC
                          112 S. Hanley
                          Clayton, MO 63105
                          Attention: Robert B. Leggat
                          Facsimile: 314-863-3821


               Any notice given by mail shall be effective when received. Any notice given by facsimile transmission shall be effective when the appropriate facsimile transmission acknowledgment is received.

         9.12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof. Any action, suit or other proceeding initiated by Buyer or Sellers against the other under or in connection with this Agreement shall be brought only in the United States District Court for the Southern District of New York or any New York State court sitting in the City of New York. Buyer and Sellers hereby submit themselves to the exclusive jurisdiction of any such court and hereby waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

         9.13. Bulk Sales Laws. Each of the parties hereto hereby waives compliance by Sellers with the provisions of "bulk sales," "bulk transfer" or similar applicable laws as such relate to the transfer of the Transferred Assets.

         9.14. Illegality. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first above written.

                                TRIMACO, LLC

                                By:   /s/ Charles H. Cobaugh
                                    -----------------------------
                                    Name:  Charles H. Cobaugh
                                    Title: Manager


                                TUFCO TECHNOLOGIES, INC.

                                By:   /s/  Michael B. Wheeler
                                    -----------------------------
                                    Name:  Michael B. Wheeler
                                    Title: Vice President and CFO


                                TUFCO, L.P.

                                By: Tufco Tech, Inc., its
                                    General Partner

                                By:   /s/  Louis LeCalsey, III
                                    -----------------------------
                                    Name:  Louis LeCalsey, III
                                    Title: Vice President and CEO


ACKNOWLEDGED AND
AGREED TO THIS 21 DAY
OF FEBRUARY, 2003:


   /s/ Charles Cobaugh
----------------------
Charles Cobaugh

                                                                       EXHIBIT B

                               [Letter Agreement]


1. Commencing on the Closing Date for a period of two (2) years after the Closing Date, Buyer and Tufco LP shall not, directly or indirectly, and shall each cause their subsidiaries and agents acting for their benefit not to, without prior written approval of the other party hereto, solicit for employment any employees of the other party hereto; provided, however, that solicitations of employment published in a journal, newspaper or other publication of general circulation and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this paragraph.

2. Commencing on the Closing Date for a period of two (2) years after the Closing Date, Buyer and Tufco LP shall not, directly or indirectly, and shall cause each of their subsidiaries and agents acting for their benefit not to, without prior written approval of the other party hereto, engage in Competition. For purposes of this Paragraph, the term "Competition" shall mean (i) in the case of Tufco LP, the manufacturing, distributing, marketing and selling products and/or services that are currently (or for a period of 12 months prior to the date hereof have been) manufactured, distributed, marketed or sold in connection with the Business and (ii) in the case of the Buyer, the manufacturing, distributing, marketing and selling products and/or services that are currently (or for a period of 12 months prior to the date hereof have been) manufactured, distributed, marketed or sold in connection with the business segments of Tufco LP other than the Business, including, without limitation, the printing, contract packaging and converting segments of Tufco LP's business.

3. If, at the time of enforcement of paragraphs 1 or 2, a court holds that the restrictions stated herein are unreasonable under the circumstances, Buyer and Tufco LP agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area, it being specifically agreed by the parties hereto that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court shall redefine the covenant so as to comply with applicable law. The parties hereto agree that money damages would not be an adequate remedy for any breach of paragraphs 1 or 2. Therefore, in the event of a breach or threatened breach of paragraphs 1 or 2, the parties hereto may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violation of, the provisions hereof (without posting a bond or other security). Buyer and Tufco LP agree that the restrictions contained in paragraphs 1 or 2 are reasonable.

4. Commencing on the Closing Date for a period of one (1) year after the Closing Date, if Tufco LP desires to introduce its wet wipes product line (the "Wet Wipes Product") in the sector in which the Business currently operates, Tufco LP will first provide Buyer with written notice of Tufco LP's intent to introduce the Wet Wipes Product prior to the introduction of such new product. Within five (5) business days after receipt of such notice (the "Exercise

       Period"), Buyer may notify Tufco LP in writing that it desires to exercise its right to negotiate with Tufco LP to distribute and market the Wet Wipes Product. If Buyer does not exercise its right to negotiate within the Exercise Period, Tufco LP may introduce the Wet Wipes Product without any further obligation to Buyer under this paragraph 4. If Buyer exercises its right in writing within the Exercise Period, the parties hereto will negotiate in good faith during the fifteen (15) day period after Tufco LP's receipt of the aforementioned notice to agree on the terms for a distribution and marketing arrangement with respect to the Wet Wipes Product. If no written agreement or memorandum of understanding between the parties hereto is signed within such 15-day period, for any reason then Tufco LP may introduce such new product with no further obligation to Buyer under this paragraph 4. Notwithstanding the foregoing, Tufco LP shall not be required to terminate or breach its obligations under any agreements in effect on the date hereof with third parties pursuant to which Tufco LP has granted distribution or marketing or confidentiality rights.

5. Notwithstanding anything to the contrary contained herein, if any Person acquires or succeeds to all of, or a controlling interest in, the equity capital, business or assets of Tufco LP, Parent or any of their respective Affiliates, successors or assigns, including, without limitation, any subsidiary, division, business segment or product line of Tufco LP, Parent or any of their respective Affiliates, successors or assigns, whether by purchase of assets or stock, or by merger, consolidation, reorganization, recapitalization, liquidation or any similar transaction involving such Person and Tufco LP, Parent or any of their respective Affiliates, successors or assigns, the agreements set forth in paragraph 1 (non-solicitation), paragraph 2 (non-competition) and paragraph 4 (right of negotiation) of this Letter Agreement shall not apply to, or be binding upon, such Person or such Person's Affiliates, partners, stockholders, subsidiaries, investee companies (i.e., companies where such Person owns a minority or non-controlling position), portfolio companies (i.e., companies where such Person owns a majority or controlling position), successors or assigns, or be binding on any such business, assets, subsidiary, division, business segment or product line acquired from Tufco LP, Parent or any of their respective Affiliates, successors and assigns by such Person. By way of illustration, if Tufco LP sold its Business Imaging Segment in a transaction described above, but retained its Contract Manufacturing Segment, then the aforementioned paragraphs 1, 2 and 4 would still apply to the Contract Manufacturing Segment (and the other portions of Tufco LP's business not transferred in connection with such transaction).

6. Commencing on the Closing Date for a period of two (2) years after the Closing Date, Tufco LP agrees that it shall not manufacture Red Rosin Paper, Builder's Paper or Masking Paper at its Newton, North Carolina plant.

7. This entire Letter Agreement shall terminate, and the parties hereto shall be released from all obligations hereunder upon the sale of all or substantially all of the assets or stock of Parent (whether by stock sale, asset sale, merger, consolidation, reorganization, recapitalization, liquidation or otherwise).

8. Defined terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Asset and Stock Purchase Agreement by and among Tufco Technologies, Inc., Tufco, L.P. and TRIMACO, LLC, dated as of February 21, 2003.